EXHIBIT 10(ar)

THIRD AMENDMENT TO THE NATIONAL WESTERN LIFE INSURANCE COMPANY
1995 STOCK AND INCENTIVE PLAN

Paragraph III of the 1995 Stock and Incentive Plan has been amended to read as follows:

"The Plan shall be effective as of April 21, 1995, the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within twelve months thereafter and on or prior to the date of the first annual meeting of shareholders of the company held subsequent to the acquisition of an equity security by a Holder hereunder for which exemption is claimed under Rule 16b-3. No further Awards may be granted under the Plan after April 20, 2010. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired."

Paragraph VII(h) of the 1995 Stock and Incentive Plan has been amended to read as follows:

"(h) Fixed Grants to Directors. Each individual who is a Director of the Company on the date of approval of this Third Amendment to the Plan, and each additional individual persons who thereafter becomes a new Director of the Company, shall receive an Option to purchase 1,000 shares of Common Stock at the Fair Market Value thereof at the date of grant of the Option. Each Option granted under this paragraph VII(h) shall (i) not constitute an Incentive Stock Option, (ii) not have Stock Option Appreciation Rights granted in connection therewith, (iii) have a term of ten (10) years, (iv) vest twenty percent (20%) per year on each of the first five (5) anniversary dates of the grant thereof for Directors subject to acceleration and vesting pursuant to paragraph XII(c), and (v) cease to be exercisable after the date which is three (3) months after the termination of such individual's service as a Director (provided that such exercise period shall be extended to one (1) year in the event of the death of the Director). Any Director holding Options granted under this paragraph VII(h) who is a member of the Committee shall not participate in any action of the Committee with respect to any claim or dispute involving any such Director."

Approved by Stockholders

6/15/04